Bravo Brio Restaurant Group, Inc. Reports
Fourth Quarter & Full Year 2014 Financial Results;
Company Provides Full Year 2015 Outlook

Columbus, Ohio - February 24, 2015 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 52 week periods ended December 28, 2014 and provided its outlook for the full year 2015.

Selected Highlights for the Fourth Quarter 2014 Compared to the Fourth Quarter 2013:

▪	Revenues increased 0.5% to $106.6 million from $106.1 million.

▪	Total comparable restaurant revenues decreased 4.1%.

▪	Comparable restaurant sales decreased 3.9% at BRAVO! and decreased 4.2% at BRIO.

▪	Restaurant-level operating profit decreased 11.2% to $17.3 million from $19.5 million.

▪	The Company incurred a non-cash charge of $0.4 million in 2014 related to the write-off of deferred loan costs and a non-cash impairment charge of $14.2 million in the prior year.

▪	GAAP net income was $3.8 million, or $0.20 per diluted share, compared to GAAP net loss of $(2.7) million, or $(0.14) per diluted share.

▪
As adjusted net income was $4.2 million, or $0.22 per diluted share, compared to as adjusted net income of $6.1 million, or $0.30 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Full Year 2014 Compared to the Full Year 2013:

▪	Revenues decreased 0.7% to $408.3 million from $411.1 million.

▪	Total comparable restaurant revenues decreased 5.0%.

▪	Comparable restaurant sales decreased 5.5% at BRAVO! and decreased 4.6% at BRIO.

▪	Restaurant-level operating profit decreased 10.7% to $61.5 million from $68.9 million.

▪	The Company incurred a non-cash charge of $0.4 million in 2014 related to the write-off of deferred loan costs and a non-cash impairment charge of $14.2 million in the prior year.

▪	GAAP net income was $11.8 million, or $0.60 per diluted share, compared to GAAP net income of $7.5 million, or $0.37 per diluted share.

▪
As adjusted net income was $12.1 million, or $0.62 per diluted share, compared to as adjusted net income of $16.3 million, or $0.80 per diluted share. Please see the reconciliation from GAAP to as adjusted (non-GAAP) net income in the accompanying financial tables.

Saed Mohseni, Chief Executive Officer, said, “For 2014, our annual adjusted earnings were within our guided range while revenues were slightly ahead of our projections due to strong holiday banquet sales and better than anticipated sales from new restaurants opened during the fourth quarter. Looking ahead to 2015, we are optimistic that our current operational and marketing initiatives will position us for improved performance. We will continue to emphasize our popular Light fare, showcase our Executive Chefs through daily feature cards, and expand our sourcing of food and beverage products from vendors using sustainable agricultural practices. Late in 2014, we successfully rolled out our on-line reservation system as well as the latest addition to our loyalty program, Eat/Repeat/Reward."

Mohseni continued, “We are pleased with the early performance of our new restaurants including the four new units opened during the fourth quarter. In 2015, our new restaurants will be located in markets such as Huntsville, AL; Cincinnati, OH; Fairfax, VA; Las Vegas, NV; and Miami, FL."

Mohseni concluded, “The modified ‘Dutch auction’ tender offer completed in December 2014 demonstrates our commitment to creating value for our shareholders. As a result of this transaction, we estimate between $0.05 and $0.06 of accretion to our diluted

EPS which is reflected in our 2015 earnings guidance. This year, we also intend to use much of our free cash to pay down a portion of our outstanding debt.”

Fourth Quarter 2014 Financial Results

Revenues increased $0.5 million, or 0.5%, to $106.6 million in the fourth quarter of 2014, from $106.1 million in the fourth quarter of 2013. The increase in revenues was primarily due to revenues from an additional 33 operating weeks provided by six new restaurants opened in 2014 and four new restaurants opened in the last quarter of 2013, net of three restaurant closures in 2014. Total comparable restaurant sales decreased 4.1%, attributed to a 3.8% decrease in guest counts and a 0.3% decrease in average check.

Total restaurant operating costs, which includes cost of sales, labor costs, operating costs and occupancy costs, increased $2.7 million, or 3.1%, to $89.3 million in the fourth quarter of 2014, from $86.6 million in the fourth quarter of 2013. Total restaurant-level operating profit decreased $2.2 million, or 11.2%, to $17.3 million from $19.5 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 16.3% in the fourth quarter of 2014 from 18.4% in the fourth quarter of 2013, which was primarily attributable to the deleveraging resulting from the additional calendar week in 2013 and the comparable sales decrease in 2014 as compared to 2013.

GAAP net income in the fourth quarter of 2014 was $3.8 million, or $0.20 per diluted share, compared to GAAP net loss of $(2.7) million, or $(0.14) per diluted share, in the same period last year.

On an as adjusted basis, a measure that the Company believes offers a more useful year-over-year performance comparison, net income in the fourth quarter of 2014 was $4.2 million, or $0.22 per diluted share, compared to as adjusted net income of $6.1 million, or $0.30 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to as adjusted (non-GAAP) net income.

Fourth Quarter 2014 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 3.9% and at BRIO decreased 4.2%. Average weekly sales for BRAVO! and BRIO were $63,300 and $84,600, respectively.

During the fourth quarter of 2014, the Company opened two BRAVO! restaurants in Ann Arbor, MI and Jupiter, FL and two BRIO restaurants in Plantation and Sarasota, FL. As of December 28, 2014, the Company operated 49 BRAVO!, 61 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

Modified “Dutch Auction” Tender Offer and new Credit Facility

On November 12, 2014, the Company launched a modified “Dutch auction” tender offer (the “Tender Offer”) for up to $50 million of its common shares. On December 17, 2014, the Company accepted for purchase an aggregate of 3,571,431 of its common shares at a purchase price of $14.00 per share, for an aggregate cost of $50.0 million, excluding fees and expenses. The aggregate number of shares purchased in the Tender Offer by BBRG represented approximately 19.1% of the Company's outstanding common shares as of December 16, 2014. In connection with the launch of the Tender Offer, the Company entered into a new five-year $100 million senior secured revolving credit facility. This credit facility replaced the prior $85 million credit facility that was scheduled to mature in the fourth quarter of 2015. The Company used borrowings under the new revolving credit facility to repay in full the balances due under the prior credit facility and finance the completion of the Tender Offer.

2015 Outlook

The Company is providing the following outlook for the 52-week period ending December 27, 2015:

▪	Revenues of $420 million to $428 million.

▪	Total comparable restaurant sales of minus 2.5% to 0.0%.

▪	Development of five Company-operated restaurants.

▪	Pre-opening costs of $3.0 million to $3.5 million.

▪	Diluted earnings per share of $0.62 to $0.68, including $0.05 to $0.06 of accretion attributable to the modified “Dutch auction” tender offer completed in December 2014.

▪	Capital expenditures of $16.0 million to $18.0 million.

▪	Diluted share count of approximately 16.0 million.

▪	Estimated annual tax rate of approximately 23% to 25%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss fourth quarter and full year 2014 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O'Connor, Chief Financial Officer, and Brian O'Malley, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (888) 318-7470, or for international callers (719) 457-2715. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3839802. The replay will be available until Tuesday, March 3, 2015.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations and Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 3, 2014.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP PRESENTATION WITH RECONCILIATION TO AS ADJUSTED
FOR THE QUARTER AND FISCAL YEAR ENDED DECEMBER 28, 2014 AND DECEMBER 29, 2013
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2014		December 29, 2013		December 28, 2014		December 29, 2013
Revenues	$106,630		$106,116		$408,309		$411,091
Costs and expenses
Cost of sales	28,279	26.5%	26,993	25.4%	107,078	26.2%	105,628	25.7%
Labor	36,946	34.6%	35,606	33.6%	144,848	35.5%	143,097	34.8%
Operating	16,481	15.5%	16,466	15.5%	65,851	16.1%	64,970	15.8%
Occupancy	7,580	7.1%	7,523	7.1%	29,013	7.1%	28,506	6.9%
General and administrative expenses	5,874	5.5%	5,531	5.2%	22,575	5.5%	22,697	5.5%
Restaurant pre-opening costs	1,510	1.4%	1,052	1.0%	3,204	0.8%	3,560	0.9%
Asset impairment charges	—	—%	14,196	13.4%	—	—%	14,196	3.5%
Depreciation and amortization	5,189	4.9%	5,160	4.9%	20,288	5.0%	20,019	4.9%
Total costs and expenses	101,859	95.5%	112,527	106.0%	392,857	96.2%	402,673	98.0%
(Loss)/income from operations	4,771	4.5%	(6,411)	(6.0)%	15,452	3.8%	8,418	2.0%
Interest expense, net	617	0.6%	273	0.3%	1,347	0.3%	1,143	0.3%
(Loss)/income before income taxes	4,154	3.9%	(6,684)	(6.3)%	14,105	3.5%	7,275	1.8%
Income tax (benefit)/expense	320	0.3%	(4,017)	(3.8)%	2,283	0.6%	(268)	(0.1)%
Net (loss)/income	$3,834	3.6%	$(2,667)	(2.5)%	$11,822	2.9%	$7,543	1.8%

Net (loss)/income per share — basic	$0.21		$(0.14)		$0.63		$0.39
Net (loss)/income per share — diluted	$0.20		$(0.14)		$0.60		$0.37
Weighted average shares outstanding — basic	18,199		19,445		18,863		19,542
Weighted average shares outstanding — diluted	19,026		19,445		19,701		20,432

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO AS ADJUSTED RESULTS

Asset impairment, net of taxes	$—		$8,802		$—		$8,802
Write-off of unamortized loan origination fees, net of taxes	316		—		316		—
Total adjustments	316		8,802		316		8,802

As adjusted net income	$4,150		$6,135		$12,138		$16,345

Net income per basic share-as adjusted	$0.23		$0.32		$0.65		$0.84
Net income per diluted share- as adjusted	$0.22		$0.30		$0.62		$0.80

Weighted average shares outstanding-basic	18,199		19,445		18,863		19,542
Weighted average shares outstanding-diluted	19,026		20,322		19,701		20,432

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 28, 2014 AND DECEMBER 29, 2013
(Dollars in thousands)

	December 28, 2014	December 29, 2013

Assets
Current assets
Cash and cash equivalents	$427	$7,640
Accounts receivable	7,079	8,181
Tenant improvement allowance receivable	1,613	1,386
Inventories	3,132	2,941
Deferred income taxes	3,459	2,625
Prepaid expenses and other current assets	2,179	5,434
Total current assets	17,889	28,207
Property and equipment, net	178,877	169,127
Deferred income taxes, net	50,872	53,381
Other assets, net	4,125	4,137
Total assets	$251,763	$254,852

Liabilities and Shareholders’ Equity
Current liabilities
Trade and construction payables	$13,238	$8,781
Accrued expenses	25,975	23,651
Current portion of long-term debt	—	2,082
Deferred lease incentives	7,694	7,021
Deferred gift card revenue	12,783	12,876
Total current liabilities	59,690	54,411
Deferred lease incentives	59,475	60,539
Long-term debt	56,000	13,611
Other long-term liabilities	22,814	22,515

Shareholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,177,174 shares issued at December 28, 2014; and 19,991,927 shares issued at December 29, 2013	199,718	197,913
Preferred shares, no par value per share— authorized 5,000,000; and 0 shares issued and outstanding at December 28, 2014 and December 29, 2013	—	—
Treasury shares, 5,083,281 shares at December 28, 2014; and 633,273 shares at December 29, 2013	(72,997)	(9,378)
Retained deficit	(72,937)	(84,759)
Total shareholders’ equity	53,784	103,776
Total liabilities and shareholders’ equity	$251,763	$254,852